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                                    KELLWOOD

                                  NEWS RELEASE


    KELLWOOD (NYSE:KWD) ANNOUNCES PRICING OF CONVERTIBLE DEBENTURES OFFERING

         ST. LOUIS, MO June 16, 2004 -- Kellwood Company today announced the pricing of its offering of $180.0 million original principal amount of 3.50% Convertible Senior Debentures due 2034 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The offering is expected to close on June 22, 2004, subject to customary closing conditions. In addition, Kellwood has granted the initial purchasers an option to purchase up to an additional $20.0 million original principal amount of the debentures. Kellwood intends to use the proceeds of the offering for general corporate purposes, including acquisitions, and to pay $4.7 million under its 6.90% private placement notes due September 1, 2005.

         The debentures will bear regular interest at 3.50% per annum until June 15, 2011. After June 15, 2011, no regular interest will be paid. Instead, on the maturity date, a holder will receive the accreted principal amount of a debenture, which will be equal to the original principal amount of $1,000 per debenture increased at a fixed yield to maturity, beginning on June 15, 2011 of 3.50% per annum, or $2,221.18 at maturity.

         The debentures will be convertible into shares of Kellwood's common stock at an initial conversion rate of 18.7434 shares per $1,000 original principal amount of Debentures (which is equivalent to an initial conversion price of approximately $53.35 per share) during any fiscal quarter commencing after July 31, 2004 if the last reported sale prices of the common stock over a certain trading period are greater than or equal to 131.3% of the conversion price or $70.05 per share and under certain other circumstances. Upon conversion, Kellwood has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. Kellwood may redeem the debentures beginning on June 20, 2011. On June 15, 2011, June 15, 2014, June 15, 2019, June 15, 2024 and June 15, 2029, or upon the occurrence of certain fundamental changes, the holders of the debentures may require Kellwood to repurchase the debentures.

         The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall it constitute an offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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CONTACT:
Roger D. Joseph, VP Treasurer & IR, Kellwood Co., 314.576.3437, Fax, 314.576.3325, or roger_joseph@kellwood.com.
W. Lee Capps III, Executive VP Finance & CFO, Kellwood Co., 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com.